UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2012

Weatherford International Ltd.

(Exact name of registrant as specified in its charter)

Switzerland	001-34258	98-0606750
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification Number)

4-6 Rue Jean-François Bartholoni 1204 Geneva Switzerland	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +41-22-816-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2012 our Board of Directors approved an Executive Compensation Clawback Policy setting out the terms under which we may seek to recover incentive compensation from our officers under certain circumstances. The Compensation Committee intends to revisit and revise the policy as necessary following publication of final rules of the U.S. Securities and Exchange Commission implementing the clawback requirements of the Dodd-Frank Act. This policy is filed as an exhibit to and incorporated by reference into this report.

The Compensation Committee of our Board of Directors established new criteria for future awards of performance units to officers (the “PSU Agreement”) under our 2010 Omnibus Incentive Plan (the “2010 Plan”). These performance criteria include metrics based on (a) total shareholder return relative to certain of our peers and (b) compounded annual growth rate of shareholder value. The Committee has not yet granted awards using these agreements. The relevant grant agreements for the PSU Agreement, and the terms thereunder, are the same as the form of grant agreement used in 2011 and filed as Exhibit 10.1 to our Current Report on Form 8-K filed on February 22, 2011. The forms of Annex to those agreements, which set forth the performance criteria, are filed as exhibits to and incorporated by reference into this report.

The Compensation Committee also approved an addendum to be used in the future grant of certain equity awards under the 2010 Plan that establishes certain conditions for the retirement of an officer. This addendum would be used in connection with certain equity award agreements in substantially the forms filed as Exhibits 10.1, 10.2 and 10.4 to our Current Report on Form 8-K filed on February 22, 2011. The conditions to an officer’s retirement include: (a) with respect to any particular grant, a minimum of two years have elapsed since the date of grant; (b) the officer has attained 65 years of age; (c) the officer has completed a minimum of five years of service; (d) our Chief Executive Officer has approved the retirement; and (e) the officer agrees to enter into a one-year noncompete agreement with us. Upon such a retirement, any unvested awards remaining under the relevant award agreement would vest (subject to any relevant performance criteria). The only current officer to who this addendum would apply is our Senior Vice President and Chief Operating Officer, Peter Fontana. None of our other current officers are of an age for which this addendum would be relevant. The Compensation Committee may decide whether or not to include this addendum in any award granted at the time the award is initially approved. This addendum is filed as an exhibit to and incorporated by reference into this report.

On February 15, 2012, the following increases were approved to the 2012 base salaries of our executive officers: Peter T. Fontana, Senior Vice President and Chief Operating Officer—£81,000; Nicholas W. Gee, Senior Vice President, Reservoir Evaluation and Well Construction—£35,000; Dharmesh Mehta, Senior Vice President Completion & Production Systems—$270,000; Joseph C. Henry, Vice President, Co-General Counsel and Secretary—$20,000; and John H. Briscoe, Vice President and Chief Accounting Officer—$70,000. The base salaries of our other executive officers have not increased for 2012.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As required under Swiss law, effective February 15, 2012, we amended our Articles of Association to reflect changes in our outstanding share capital resulting from our issuance of registered shares out of conditional capital in connection with the exercise of certain warrants in 2011. The amended Articles of Association reflect the increase of our share capital by a total of CHF 1,940,570.96, which is an amount equal to the 1,672,906 registered shares issued in connection with the transaction noted above times the par value per share of CHF 1.16. As a result of the issuance, we made corresponding changes to our Articles of Association to reduce our remaining conditional share capital by the amount of the capital increase. A copy of our amended Articles of Association is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Articles of Association of Weatherford International Ltd. effective February 15, 2012.

10.1	Forms of Annex to Performance Unit Award Agreements for use under the Weatherford International Ltd. 2010 Omnibus Incentive Plan.

10.2	Executive Compensation Clawback Policy.

10.3	Form of addendum for use with certain equity grants under the Weatherford International Ltd. 2010 Omnibus Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEATHERFORD INTERNATIONAL LTD.

By:	/s/ JOSEPH C. HENRY
Name:	Joseph C. Henry
Title:	Vice President and Co-General Counsel

February 22, 2012

INDEX TO EXHIBITS

3.1	Articles of Association of Weatherford International Ltd. effective February 15, 2012.

10.1	Forms of Annex to Performance Unit Award Agreements for use under the Weatherford International Ltd. 2010 Omnibus Incentive Plan.

10.2	Executive Compensation Clawback Policy.

10.3	Form of addendum for use with certain equity grants under the Weatherford International Ltd. 2010 Omnibus Incentive Plan.